Rule 424(b)(2)
                                                    Registration No. 333-60474


PRICING SUPPLEMENT NO. 69 dated May 21, 2003
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PUN9

ISIN:                           US52517PUN94

Specified Currency:             US Dollars

Principal Amount:               US$25,000,000.00

                                Total                   Per Note
Issue Price:                    US$25,000,000.00        100%
Agent's Commission:             US$         0.00          0%
Proceeds to Lehman
   Brothers Holdings:           US$25,000,000.00        100%


In addition, at the Original Issue Date specified below, Lehman Brothers Holdings may issue up to an additional $75,000,000 aggregate principal amount of Notes similar in all respects (including with respect to the Issue Price and the Agent's Commission specified above).


Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [  ]  As agent          [X ]  As principal


[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     May 21, 2003

Original Issue Date:            June 27, 2003

Stated Maturity Date:           June 27, 2018

Amortizing Note:                [  ]  Yes     [X ]  No

Amortization Schedule:          Not applicable

[X ]  Fixed Rate Note

[  ]  Floating Rate Note        [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds Rate
                  [  ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  J.J. Kenny Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [  ]  Other:  __________________________

Interest Rate per Annum:        From the Original Issue Date through June 26,
                                2008, 4.20%.  From June 27, 2008 through the
                                Stated Maturity Date, 6.20%.

Interest Payment Dates:         Each December 27 and June 27, commencing on
                                December 27, 2003.

Accrue to Pay:                  [  ]  Yes      [X ]  No

Optional Redemption:            The Notes may be redeemed at the option of
                                Lehman Brothers Holdings in whole or in part, from time to time on the 27th of any December or June, commencing on June 27, 2006 at a price equal to 100% of the principal amount being redeemed plus accrued interest. Notice of redemption will be given not less than nine New
                                York Business Days prior to the redemption date.

Optional Repayment:             Not applicable

Extension of Maturity:          Not applicable

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $1,000 or any larger whole multiple

Issuer Rating:                  Long-term senior unsecured debt of Lehman
                                Brothers Holdings is currently rated A by Standard & Poors, A2 by Moodys Investors
                                Service and A+ by Fitch IBCA.

Other Terms:                    Not applicable


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences-Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-United States Holders" has been reduced to 30% for payments made during 2003, 29% for payments made during 2004 and 2005 and 28% for payments made during 2006 through 2010, after which time the rate will revert back to 31% absent Congressional action (the reduction of tax rates may be accelerated pursuant to pending legislation).

In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Estate Tax" and "United States Federal Income Tax Consequences-Debt Securities-Information Reporting and Backup Withholding-Non-United States Holders."


Consequences to Non-United States Holders

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

* any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and
* interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.


Information Reporting and Backup Withholding

Non-United States Holders

If you are a non-United States holder of debt securities, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences-Debt Securities-Consequences to Non-United States Holders-United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.


UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the Agent), and the Agent has agreed to purchase, the principal amount of the Notes. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.75% of the principal amount of the Notes. The Agent may allow, and the dealers may reallow, a discount not in excess of 0.75% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agent that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings has agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.


Lehman Brothers Holdings Inc.


By:      /s/   Paolo Tonucci
Name:    Paolo Tonucci
Title:   Authorized Officer